UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 14, 2026

Kennametal Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania		1-5318	25-0900168

(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)

525 William Penn Place
Suite 3300
Pittsburgh,	Pennsylvania		15219

(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (412) 248-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Capital Stock, par value $1.25 per share	KMT	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 18, 2026, the Board of Directors (the “Board”) of Kennametal Inc. (the “Company”) announced the appointment of Richard J. Harshman, age 70, and Dawne Hickton, age 68, to serve as members of the Board of Directors to hold office from September 1, 2026 until the Annual Meeting of Shareholders in October 2026, where they would be proposed to be elected. Neither Mr. Harshman, nor Ms. Hickton, will immediately be serving on any Committees of the Board but are expected to be appointed to serve on one or more Committees in the coming months.
Mr. Harshman is the retired Executive Chairman and former President and Chief Executive Officer of Allegheny Technologies Incorporated (now known as ATI Inc.) (“ATI”), a global manufacturer of technically advanced specialty materials and complex parts and components. Mr. Harshman served as the Chairman, President and CEO of ATI from 2011 through 2018. Mr. Harshman previously served in other roles at ATI, including President and Chief Operating Officer from 2010 to 2011, Executive Vice President and Chief Financial Officer from 2000 to 2010 and other roles of increasing responsibility since 1996.
Ms. Hickton is the Chair, Chief Executive Officer and lead investor of Cumberland Additive, Inc., an additive manufacturing business with manufacturing locations in Austin, Texas and Pittsburgh, Pennsylvania, serving customers in space, aerospace and defense, since June 2022. Immediately prior to her current role, Ms. Hickton served as Executive Vice President of Jacobs Solutions Inc. (“Jacobs”), and President of its Critical Mission Solutions business, starting in June 2019. Ms. Hickton had previously been elected to the Board of Directors of Jacobs in 2015 where she served on the Audit and Governance committees of the Board. Prior to her position at Jacobs, from 2007 until 2015, Ms. Hickton was the Vice Chair, President, and CEO of RTI International Metals, Inc. (“RTI”) a billion dollar, vertically integrated global supplier of advanced titanium and specialty metals fabricated structural products for the aerospace, defense and energy markets.
Mr. Harshman and Ms. Hickton are eligible to participate in all customary compensation plans applicable to non-employee members of the Board, as described in the Company’s definitive proxy statement filed on September 15, 2025. Each is also entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with his or her service on the Board and attendance at Board and Committee meetings.
Mr. Harshman and Ms. Hickton will each be entering into an Indemnification Agreement with the Company in the form previously approved by the Board. Under the Indemnification Agreement, a form of which was filed as Exhibit 10.2 to the Form 8-K filed by the Company on March 22, 2005, and is incorporated herein by reference, Mr. Harshman and Ms. Hickton will be entitled to be held harmless and indemnified by the Company against liability other than for willful misconduct or recklessness. The Indemnification Agreement also provides for the advancement of expenses.
There are no arrangements or understandings between Mr. Harshman or Ms. Hickton and any other person pursuant to which Mr. Harshman or Ms. Hickton was appointed to the Board. Neither Mr. Harshman, nor Ms. Hickton has entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Events.
On August 18, 2026 the Company issued a press release announcing Mr. Harshman’s and Ms. Hickton’s election as members of the Board of Directors. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1 Richard Harshman and Dawne Hickton Press Release dated August 18, 2026
104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNAMETAL INC.

Date:	August 18, 2026	By:	/s/ Michelle R. Keating
Michelle R. Keating
Vice President, Secretary and General Counsel

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